Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Tel: 650.845.7712

Email: denisesb@telik.com

TELIK ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

Palo Alto, CA, May 15, 2014 – Telik, Inc. (Nasdaq: TELK) today reported financial results for the first quarter ended March 31, 2014. The net loss for the quarter ended March 31, 2014 was $1.1 million, or $0.23 per share, compared with a net loss of $1.9 million, or $0.46 per share, for the same period in 2013.

Total research and development expenses (R&D) in the first quarter of 2014 were $0.3 million, compared to $0.8 million for the same period in 2013. The decrease in R&D expenses was primarily due to decreased clinical trial activities, lower headcount and cost reduction efforts.

Total general and administrative expenses (G&A) in the first quarter of 2014 were $0.8 million, compared to $1.2 million for the same period in 2013. The decrease in G&A expenses was primarily due to lower stock-based compensation expense and reduced consulting and corporate administrative expenses as a result of cost reduction efforts.

On May 12, 2014, Telik entered into a definitive merger agreement with MabVax Therapeutics, Inc., a privately held, clinical stage cancer immunotherapy company. Under the transaction, MabVax would merge into a wholly-owned subsidiary of Telik in an all stock transaction. Upon closing the transaction, MabVax and Telik would be combined into a publicly traded company focused on the development of proprietary immunotherapy based products to diagnose and treat cancer, including a Phase 3-ready drug with FDA orphan designation available for licensing. The merger is subject to approval of the Telik stockholders as well as other customary conditions.

At March 31, 2014, cash and cash equivalents totaled $1.3 million, compared with $2.2 million for the quarter ended December 31, 2013. On May 12, 2014, certain accredited investors signed agreements to invest $2.5 million in Telik to support the merger.

The company expects to file a proxy statement in late May for a stockholder vote on approval of the merger and certain terms relating to the $2.5 million investment at a meeting currently expected to be held in June or early July.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is TELINTRA, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by TELCYTA®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the proposed merger with MabVax, timing and results of stockholder approval relating to the merger and investment, and other closing conditions, anticipated net cash utilization and operating expenses, and future development of TELINTRA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that Telik would be unable to continue to fund its operations if it is unable to complete the proposed merger with MabVax or otherwise raise adequate funding; if the development of its drug candidates is delayed or unsuccessful, if Telik does not enter into collaborative arrangements to advance its programs, the rate of product development will be delayed and expenditures may increase; if Telik is delisted from the Nasdaq Capital Market, its ability to raise additional financing and the liquidity of its common stock could be adversely affected. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 10, 2014. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

Non-Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction between MabVax and Telik, Telik will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement which will be distributed to Telik stockholders. INVESTORS AND SECURITY HOLDERS OF TELIK ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Telik through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Telik will also be available free of charge on Telik’s website at www.telik.com or by contacting Telik’s Investor Relations Department through the links provided on Telik’s website. Information about the directors and executive officers of Telik is set forth in its Annual Report on Form 10-K for the year ended December 31, 2013. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Operating costs and expenses:
Research and development	$309	$786
General and administrative	759	1,160

Total operating costs and expenses	1,068	1,946

Loss from operations	(1,068)	(1,946)
Interest and other income (expense), net	—	9

Net loss	$(1,068)	$(1,937)

Basic and diluted net loss per share	$(0.23)	$(0.46)

Weighted average shares used to calculate basic and diluted net loss per share	4,583	4,199

Selected Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2014	December 31, 2013
Cash, cash equivalents, investments and restricted investments	$1,267	$2,229
Total assets	1,584	2,610
Stockholders' equity	588	1,655